INGERSOLL-RAND COMPANY
SUPPLEMENTAL PENSION PLAN II

EFFECTIVE JANUARY 1, 2005
AMENDED AND RESTATED EFFECTIVE OCTOBER 1, 2012

INTRODUCTION

Ingersoll-Rand Company (the “Company”) maintains the Ingersoll-Rand Pension Plan Number One (the “Qualified Pension Plan”) for salaried employees employed by the Company and certain subsidiaries and affiliates of the Company (the “Employees”), under which benefits are subject to plan qualification limits imposed by the Internal Revenue Code of 1986, as amended (the “Code”).

The Company recognizes that in certain circumstances it is desirable to provide pension benefits to Employees that are supplemental to those provided by the Qualified Pension Plan. The circumstances in which supplemental benefits will be paid are:

•
when the limitation on benefits payable under the Company’s Qualified Pension Plan, as specified in Section 415 of the Code (the “Section 415 Limits”), reduces the benefit otherwise payable under the Qualified Pension Plan;

•
when, effective for years after 1988, the limitation on the amount of compensation that may be taken into account in determining benefits under the Company’s Qualified Pension Plan, as specified in Section 401(a)(17) of the Code (the “Section 401(a)(17) Limit”), reduces the benefit otherwise payable under the Qualified Pension Plan, and

•
when the amount of compensation that may be taken into account in determining benefits under the Company’s Qualified Pension Plan due to deferrals under the IR Executive Deferred Compensation Plan or the IR Executive Deferred Compensation Plan II (collectively the “Deferral Plan”) further reduces the benefit otherwise payable under the Qualified Pension Plan.

The Company hereby adopts this Ingersoll-Rand Company Supplemental Pension Plan II (the “Supplemental Pension Plan II”), effective January 1, 2005, to provide supplemental pension benefits subject to Section 409A of the Code on substantially the same terms as those provided under the Ingersoll-Rand Company Supplemental Pension Plan (the “Predecessor Plan”) to the extent such terms are not inconsistent with Section 409A of the Code. The Supplemental Pension Plan II applies to benefits accrued or vested after December 31, 2004 that, pursuant to the effective date rules of Section 885(d) of the American Jobs Creation Act of 2004 and Treasury Regulations section 1.409A-6(a) are subject to Section 409A of the Code.

It is intended that this Supplemental Pension Plan II be treated as “a plan which is unfunded and

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is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees” within the meaning of the Employee Retirement Income Security Act of 1974, as amended.

All capitalized terms that are not otherwise defined herein shall have the same meaning as under the Qualified Pension Plan. To the extent that Section 409A of the Code applies to the Supplemental Pension Plan II, the terms of the Supplemental Pension Plan II are intended to comply with Section 409A of the Code and any regulations or other administrative guidance issued thereunder, and such terms shall be interpreted and administered in accordance therewith.

The Company now hereby amends and restates this Supplemental Pension Plan II effective as of October 1, 2012.

SECTION 1
SUPPLEMENTAL PLAN BENEFITS

1.1
Excess Pension Benefit. An Employee shall be entitled to a benefit under this Supplemental Pension Plan II only if his or her benefit determined under the provisions of the Qualified Pension Plan is less than the amount such benefit would have been if (i) the Section 415 Limits did not apply, (ii) the definition of Compensation specified under the Qualified Pension Plan did not exclude compensation after 1988 in excess of the Section 401(a)(17) Limit, and (iii) the definition of Compensation specified under the Qualified Pension Plan did not exclude compensation deferred under the Deferral Plan.

If an Employee’s benefit from the Qualified Pension Plan is reduced as a result of any of the conditions described in the preceding paragraph, the benefit to which the Employee shall be entitled under this Supplemental Pension Plan II shall be equal to (a) minus (b) minus (c) where:

(a)
is the benefit that would have been payable under the terms of the Qualified Pension Plan, as a single life annuity with benefits payable monthly, if (i) the Section 415 Limits did not apply, (ii) the definition of Compensation specified under such Qualified Pension Plan did not exclude compensation after 1988 in excess of the Section 401(a)(17) Limit, (iii) the definition of Compensation specified under the Qualified Pension Plan did not exclude compensation deferred under the Deferral Plan, (iv) the definition of Compensation specified under the Qualified Pension Plan excluded commissions earned after December 31, 2009, and (v) the definition of Compensation specified under the Qualified Pension Plan excluded compensation earned by an Employee of Trane U.S. Inc., and its subsidiaries before January 1, 2010;

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(b)	is the benefit actually payable as a single life annuity to the Employee under the terms of the Qualified Pension Plan; and

(c)
is the benefit payable to the Employee under the Predecessor Plan, expressed in the same form and with the same commencement date as the benefit payable to the Employee under this Supplemental Pension Plan II.

For purposes of this Section 1.1, the single life annuity payable under the terms of the Qualified Pension Plan and the benefit payable under the Predecessor Plan shall be determined as of the Employee’s Determination Date. The Determination Date shall be the first date following the Employee’s separation from service (determined under the general rules under Section 409A of the Code) on which the Employee becomes eligible (or would have become eligible if the Employee’s termination of service under the Qualified Pension Plan had occurred on the date of such separation from service) to begin receiving payment of benefits under the Qualified Pension Plan, whether or not the Employee begins receiving benefits under the Qualified Pension Plan on that date.

Notwithstanding the terms of subparagraph (a), if an Employee elected by the Board of Directors of the Company as an officer of the Company has attained age 62, the amount determined under subparagraph (a) shall be determined without regard to any reduction under the terms of the Qualified Pension Plan by reason of the Employee’s Determination Date preceding his Normal Retirement Date under the Qualified Pension Plan.

1.2
Benefit Accrual under Qualified Pension Plan. An employee shall be entitled to a benefit under this Supplemental Pension Plan II only with respect to Compensation and Years of Credited Service (as defined in Sections 1.11 and 2.2A, respectively, of the Qualified Pension Plan) for which such Employee accrues a benefit under the Qualified Pension Plan.

SECTION 2
VESTING

2.1	Vesting. An Employee shall be vested in the benefit provided under Section 1.1 of this Supplemental Pension Plan II in accordance with the vesting provisions of the Qualified Pension Plan.

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SECTION 3
DISTRIBUTIONS

3.1    Time and Form of Benefit Payment.

(a)
Benefits under this Supplemental Pension Plan II that are vested in accordance with Section 2.1 shall be payable solely in the form of a lump sum on the date (the “Payment Date”) that is the later of (1) the first business day of the first calendar year following the date of the Employee’s separation from service (as determined under the general rules under Section 409A of the Code), or (2) the first business day that is six months after the date of such separation from service.

(b)
The lump sum amount payable to an Employee under Section 3.1(a), shall be the lump sum value of the single life annuity determined under Section 1.1 hereof as of the Employee’s Determination Date. For purposes of this Section 3.1, the lump sum value shall be determined in the same manner as lump sum distributions are determined under the Qualified Pension Plan as of the Employee’s Determination Date. Such benefit shall be paid on the Employee’s Payment Date, together with interest accrued thereon from the Determination Date, (1) if the assets are held in trust, then at the interest rate of the trust, or (2) if the assets are not held in trust, at the interest rate equal to the average of the monthly rates for ten year constant maturities for U.S. Treasury Securities for the twelve month period immediately preceding the month prior to the month in which the Employee’s Determination Date occurred, as quoted by the Federal Reserve.

3.2
Payments to Beneficiaries. In the event that an Employee dies prior to the Payment Date, the benefit determined under Sections 1.1 and 3.1 shall be payable to the Employee’s beneficiary(ies) under the Qualified Pension Plan thirty (30) days after the date of the Employee’s death, or as soon as practicable thereafter.

3.3
Withholding. The Company shall be entitled to withhold from the payment due under this Supplemental Pension Plan II any and all taxes of any nature required by any government to be withheld from such payment.

3.4	Loans. No loans to Employees shall be permitted under this Supplemental Pension Plan II.

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SECTION 4
MISCELLANEOUS

4.1	Amendment and Termination.

(a)
This Supplemental Pension Plan II may, at any time and from time to time, be amended or terminated, without consent of any Employee or beneficiary (i) by the Board of Directors of Ingersoll-Rand plc (“IR plc”) (or if Ingersoll-Rand plc is a subsidiary of any other company, of the ultimate parent company) or the Compensation Committee (as described in Section 4.3), or (ii) in the case of amendments which do not materially modify the provisions hereof, the Company’s Administrative Committee (as described in Section 4.3), provided, however, that no such amendment or termination shall reduce any benefits accrued or vested under the terms of this Supplemental Pension Plan II as of the date of termination or amendment.

(b)
Notwithstanding the foregoing, following a “change in control” of IR plc, any amendment modifying or terminating this Supplemental Pension Plan II shall have no force or effect. For purposes hereof, a “change in control” shall have the meaning designated: (i) in the Ingersoll-Rand Company Amended and Restated Grantor Trust Agreement dated August 6, 1999 between the Company and Wachovia Bank, as trustee, or (ii) in such other trust agreement that restates or supercedes the agreement referred to in clause (i), in either case for purposes of satisfying certain obligations to executive employees of Ingersoll-Rand Company. For purposes of this Section 4, on and after the effective date of the Irish Reorganization, the term “change in control” shall refer solely to a “change in control” of IR plc.

4.2
No Contract of Employment. The establishment of this Supplemental Pension Plan II or any modification thereof shall not give any Employee or other person the right to remain in the service of the Company or any of its subsidiaries or affiliates, and all Employees and other persons shall remain subject to discharge to the same extent as if the Supplemental Pension Plan II had never been adopted.

4.3
Compensation Committee. This Supplemental Pension Plan II shall be administered by the Compensation Committee appointed by the Board of Directors of IR plc, or any successor committee appointed by the Board of Directors of IR plc (or, if IR plc is a subsidiary of any other company, of the ultimate parent company) (the “Compensation Committee”). The Compensation Committee has delegated to the members of the administrative committee appointed by the Company’s Chief Executive Officer (the “Administrative Committee”) the authority to administer this Supplemental Pension Plan II in accordance with its terms. Subject to review by the Compensation Committee,

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the Administrative Committee shall make all determinations as to the right of any person to a benefit. Any denial by the Administrative Committee of the claim for benefits under this Supplemental Pension Plan II by an Employee or beneficiary shall be stated in writing by the Administrative Committee in accordance with the claims procedures annexed hereto as Appendix I.

4.4
Entire Agreement; Successors. This Supplemental Pension Plan II, including any subsequently adopted amendments, shall constitute the entire agreement or contract between the Company and any Employee regarding this Supplemental Pension Plan II. There are no covenants, promises, agreements, conditions or understandings, either oral or written between the Company and any Employee relating to the subject matter hereof, other than those set forth herein. This Supplemental Pension Plan II and any amendment shall be binding on the Company and the Employee and their respective heirs, administrators, trustees, successors, and assigns, including but not limited to, any successors to the Company by merger, consolidation or otherwise by operation of law, and on all designated beneficiaries of the Employee.

4.5
Severability. If any provision of this Supplemental Pension Plan II shall to any extent be invalid or unenforceable, the remainder of the Supplemental Pension Plan II shall not be affected thereby, and each provision of the Supplemental Pension Plan II shall be valid and enforced to the fullest extent permitted by law.

4.6
Application of Plan Provisions. All relevant provisions of the Qualified Pension Plans, to the extent not inconsistent with Section 409A of the Code, shall apply to the extent applicable to the contractual obligations of the Company under this Supplemental Pension Plan II. With respect to any Employee, the applicable provisions shall be those of the Qualified Pension Plan in which the Employee participates. Benefits provided under the Supplemental Pension Plan II are independent of, and in addition to, any payments made to Employees under any other plan, program, or agreement between the Company and Employees, or any other compensation payable to the Employee by the Company, or by any subsidiary, or affiliate of the Company.

4.7	Governing Laws. Except as preempted by federal law, the laws of the state of New Jersey shall govern this Supplemental Pension Plan II.

4.8
Participant as General Creditor. The Company shall have the right to establish a reserve or make any investment for the purposes of satisfying its obligation hereunder for payment of benefits at its discretion, provided, however, that no Employee eligible to participate in this Supplemental Pension Plan II shall have any interest in such investment or reserve. This Supplemental Pension Plan II shall be unfunded for federal tax purposes. To the extent that any person acquires a right to receive benefits under this Supplemental Pension Plan II, such rights shall be no greater than the right of any, unsecured general creditor of the Company.

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4.9
Nonassignability. The right of any Employee or any beneficiary in any benefit hereunder shall not be subject to attachment, garnishment, or other legal process for the debts of such Employee or beneficiary, nor shall any such benefit be subject to anticipation, alienation, sale, pledge, transfer, assignment or encumbrance.

IN WITNESS WHEREOF, the Company has caused this instrument to be executed by its duly authorized representative this 12th day of November, 2012.
INGERSOLL-RAND COMPANY

By:    _/s/ Barbara Santoro_________________
Barbara Santoro
Vice President and Secretary

APPENDIX I

Claim Procedures
Employees, their beneficiaries, if applicable, or any individual duly authorized by them, shall have the right under the Plan and the Employee Retirement Income Security Act of 1974, as amended (ERISA), to file a written claim for benefits from the Plan in the event of a dispute over such Employee’s entitlement to benefits. All claims must be submitted to the Administrative Committee, or its delegate, in writing and within one year of the date on which the lump sum payment was made or allegedly should have been made. For all other claims, the date on which the action complained of occurred.

Timing of Claim Decision
If an Employee’s claim is denied, in whole or in part, the Administrative Committee, or its delegate, will give the Employee (or his or her representative) a written (or electronic) notice of the decision within 90 days after the Employee’s claim is received by the Administrative Committee, or its delegate, or within 180 days if special circumstances require an extension of time with respect to a determination of the claim. If the claim for benefits relates to disability benefits, the Employee (or his or her representative) will be given a written (or electronic) notice within 45 days after his or her claim is received by the Administrative Committee, or its delegate, unless special circumstances require an extension of time. The Administrative Committee, or its delegate, may extend the period no more than twice for up to 30 days for each extension to make

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a determination of a disability benefit claim. The Employee (or his or her representative) will be notified if any extensions are required, the special circumstances requiring an extension, and the date a determination is expected. If any additional information is needed to process an Employee’s claim for disability benefit claim, the Employee will be advised of the additional information that is needed and the standards on which the benefit entitlement is based, and he or she will have at least 45 days to provide the needed information. Failure to provide additional requested information may result in the denial of the claim.

Notice of Claim Denial
If the Employee is denied a claim for benefits, the Administrative Committee, or its delegate, will provide such Employee with a written or electronic notice setting forth:

1.The specific reason(s) for the denial;
2.Specific reference(s) to pertinent Plan provisions upon which the denial is based;
3.A description of any additional material or information necessary for you to perfect the claim, and an explanation of why such material or information is necessary;
4.A description of the Plan’s claims review procedure and the time limits applicable to such procedures, including a statement of your right to bring a civil action under Section 502(a) of ERISA following a the exhaustion of the Plans’ administrative process;
5.If a claim based on disability was denied in reliance upon an internal rule, guideline, protocol or other similar criterion, the internal rule, guideline, protocol or other criteria will be described, or the notice will include a statement that a copy of such rule, guideline, protocol or other criteria will be provided free of charge upon request; and,
6.A statement that you have the right to appeal the decision.

Appeal of Claim Denial
The Employee (or his or her representative) may request a review of a denial of a claim to the Administrative Committee, or its delegate, by filing a written application for review within 60 days (or, for disability claims, 180 days) after his or her receipt of the written notice of the denial of the claim. The filing of an appeal is mandatory if the Employee later determines that he or she wants to initiate a lawsuit under ERISA Section 502(a). The Administrative Committee, or its delegate, will conduct a full and fair review of the claim denial. The review shall:

1.Not afford deference to the initial adverse benefit determination,
2.Provide for the identification of medical or vocational experts whose advice was obtained on behalf of the Plan in connection with the appeal, if applicable
3.Be conducted by someone that did not take part in the adverse determination under appeal and is not a subordinate of someone who did.

The Employee shall have the opportunity to submit written comments, documents, records and other information relating to his or her claim without regard to whether such information was submitted or considered in the initial benefit determination. The Administrative Committee will re-examine your claim, along with all comments, documents, records and other information that you submit relating to the claim, regardless of whether or not it was submitted or considered in the initial determination. In deciding an appeal that is based in whole or in part on a medical

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judgment, the decision maker shall consult with a health care professional who has appropriate experience in the field of medicine and who was not consulted in connection with the initial adverse determination and is not the subordinate of someone who did.

Timing of Decision on Appeal
The Administrative Committee, or its delegate, shall notify the Employee (or his or her representative) of the determination on review within 60 days (or, for disability claims, 45 days) after receipt of the Employee’s request for review, unless the Administrative Committee, or its delegate, determines that special circumstances require an extension. The extension may not be longer than 60 days (or, for disability claims, 45 days). The Employee (or his or her representative) shall be notified if any extension is required, the special circumstances requiring an extension and the date when a determination is expected before the end of the initial 60 day (for disability claims, 45 day) period. Subject to the Compensation Committee, the Administrative Committee’s, or its delegate’s, decision shall be final and binding on all parties.

Notice of Benefit Determination on Review of an Appeal
The Administrative Committee, or its delegate, will provide the Employee (or his or her representative) with a written or electronic notice of the determination on review and, if the claim on review is denied:
1.The specific reason or reasons for the denial;
2.The specific Plan provision(s) on which the decision is based;
3.A statement that the Employee is entitled to receive upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to his or her claim for benefits;
4.If a claim based on disability was denied in reliance upon an internal rule, guideline, protocol or other similar criterion, the internal rule guideline, protocol or other criteria will be described, or the notice will include a statement that a copy of such rule, guideline, protocol or other criteria will be provided free of charge upon request; and
5.A statement that the Employee shall have a right to bring a civil action under Section 502(a) of ERISA following exhaustion of the Plans’ administrative processes.

Discretionary Authority to Decide Claims and Appeals
The Administrative Committee, or its delegate, shall have full discretionary authority to determine eligibility under the Plan’s terms, to interpret and apply the terms and provisions of the Plans, to resolve discrepancies and ambiguities, and to make final decisions on the appeal by an Employee of an initial denied claim. Subject to Compensation Committee, the Administrative Committee’s, or its delegate’s, decision will be final and binding on all parties.

Right to File a Lawsuit Under ERISA
In the event an Employee’s appeal under a Plan is denied by the Administrative Committee, or

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its delegate, he or she shall have the right to file a lawsuit under ERISA Section 502(a). Any such lawsuit must be filed within 12 months of the appeal having been denied. Any lawsuit filed shall be governed by ERISA, or to the extent not preempted, the laws of the State of New Jersey.

1.Except as specifically set forth herein, all other terms of the Plan shall remain in full force and effective and are hereby ratified in all respects.

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